Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

NAME	JURISDICTION OF FORMATION
CM Intermediary, LLC	Delaware
Crown Media United States, LLC	Delaware
Citi TeeVee, LLC	Delaware
Doone City Pictures, LLC	Delaware